Exhibit (h)(3)

TCG Strategic Income Fund

Distribution and Shareholder Services (Rule 12b-1) Plan

WHEREAS, TCG Strategic Income Fund (the “Fund”) is engaged in business as a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, the Fund relies upon exemptive relief granted by the Securities and Exchange Commission to permit the Fund to offer multiple classes of shares (the “Exemptive Relief”); and

WHEREAS, pursuant to the Exemptive Relief, the Fund is subject to Rule 12b-1 (“Rule 12b-1”) under the Act.

NOW, THEREFORE, the Fund hereby adopts, and Foreside Financial Services, LLC, the Fund’s distributor (the “Distributor”), hereby agrees to the terms of this Distribution and Shareholder Services Plan (the “Plan”) under Rule 12b-1, with respect to the classes of shares of beneficial interest (each, a “Class”) listed on Schedule A hereto, as such Schedule A may be amended from time to time, on the following terms and conditions:

1. The Fund may pay to the Distributor and other affiliated broker-dealers, unaffiliated broker-dealers, financial institutions and/or intermediaries (collectively, “Service Agents”) as compensation for the services provided and expenses incurred relating to the distribution, offering and marketing of a Class, fees as set forth in Schedule A hereto, as may be amended from time to time (the “Distribution and Servicing Fees”). Such fees shall be calculated and accrued monthly and paid monthly or at such other intervals as the Fund and the Distributor shall mutually agree.

2. With respect to the fees payable by each Class, the Distribution and Servicing Fees for a Class may be used by a Service Agent for expenses related to that Class, including without limitation: (a) costs of printing and distributing the Fund’s prospectuses, statements of additional information and reports to prospective investors in the Fund; (b) costs involved in preparing, printing and distributing sales literature pertaining to the Fund and reports for persons other than existing shareholders; (c) an allocation of overhead and other branch office distribution-related expenses of a Service Agent; (d) payments made to, and expenses of, a Service Agent (including on behalf of its financial consultants) and other persons who provide support or personal services to Fund shareholders in connection with the distribution of the Fund’s shares, including but not limited to, office space and equipment, communication facilities, shareholder liaison services (including responding to inquiries from Fund shareholders and providing shareholders with information about their investments in the Fund) and answering routine inquiries regarding the Fund and its operations, processing shareholder transactions, promotional, advertising or marketing activity, sub-transfer agency, sub-accounting, recordkeeping and other administrative services (in excess of ordinary payments made to the Fund’s transfer agent or other recordkeeper), obtaining shareholder information and providing information about the Fund, asset allocation services, compensating sales personnel, maintaining and servicing shareholder accounts (including the payment of a continuing fee to financial consultants); and (e) interest-related expenses, or the cost of capital associated with, the financing of any of the foregoing; provided, however, that (i) the

Distribution and Servicing Fee for a particular Class that may be used by the Service Agent to cover expenses primarily intended to result in the sale of shares of that Class, including, without limitation, payments to the Service Agent and other persons as compensation for the sale of the shares (including payments that may be deemed to be selling concessions or commissions) may not exceed the maximum amount, if any, as may from time to time be permitted for such services under the Financial Industry Regulatory Authority (“FINRA”) Conduct Rule 2341 or any successor rule, in each case as amended or interpreted by FINRA (“Rule 2341”), (ii) the Distribution and Servicing Fee for a particular Class that may be used by the Service Agent to cover “service fees” or expenses primarily intended for personal service and/or maintenance of shareholder accounts may not exceed the maximum amount, if any, as may from time to time be permitted for such services under Rule 23411 and (iii) the Distribution and Servicing Fee for a particular class may be used by the Service Agent to pay for sub-transfer agency, sub-accounting and certain other administrative services that are not required to be paid pursuant to a “service fee” under FINRA Rule 2341. The Service Agent may retain portions of the Distribution and Servicing Fees in excess of its expenses incurred.

It is recognized that the Fund’s investment adviser (“Adviser”), any sub-adviser (“Sub-Adviser”), principal underwriter, a Service Agent, or an affiliate of the foregoing may use its management or advisory fee revenues, past profits or its resources from any other source, to make payments to a Service Agent or any other entity with respect to any expenses incurred in connection with the distribution or marketing and sales of the Fund’s shares, including the activities referred to above. Notwithstanding any language to the contrary contained herein, to the extent that any payments made by the Fund to its Adviser, Sub-Adviser, or any affiliate thereof, including payments made from such Adviser, Sub-Adviser, or affiliate’s management or advisory fee or administrative fee or payments made for shareholder services should be deemed to be indirect financing of any activity primarily intended to result in the sale of Fund shares within the context of the Rule, then such payments shall be deemed to be authorized by this Plan but shall not be subject to the limitations set forth in Section 1.

It is further recognized that the Fund will enter into normal and customary administration, custodial, transfer agency, recordkeeping and dividend disbursing agency and other service provider arrangements, and make separate payments under the terms and conditions of those arrangements. These arrangements shall not ordinarily be deemed to be a part of this Plan.

3. This Plan must be approved, together with any related agreements, by votes of a majority of both (a) the Board of Trustees of the Fund (the “Board” and each member of the Board, a “Trustee”) and (b) those Trustees of the Fund who are not “interested persons” of the Fund, as defined in the Act, and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “Independent Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and related agreements.

4. This Plan shall continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 3 hereof.

[1]	If FINRA amends the definition of “service fee” or adopts a related definition intended to define the same concept, the services provided under the Plan shall be automatically amended, without further action of the parties, to conform to such definition.

5. The Distributor shall provide to the Board and the Board shall review, at least quarterly, a written report of Fund payments made in accordance with this Plan and the purposes for which such payments were made.

6. This Plan may be terminated at any time without penalty with respect to a Class of the Fund by the vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of such Class.

7. This Plan may not be amended to increase materially the amount payable hereunder by a Class unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of such Class, and no material amendment to this Plan shall be made unless approved in the manner provided in Paragraph 3 hereof.

8. While this Plan is in effect, the selection and nomination of the Independent Trustees shall be committed to the discretion of the Independent Trustees then in office.

9. The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to affiliated broker-dealers, unaffiliated broker-dealers, financial institutions and/or intermediaries. All payments made hereunder pursuant to the Plan shall be in accordance with the terms and limitations of the rules of FINRA.

10. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

11. The obligations of the Fund hereunder are not personally binding upon, nor shall be held to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Fund, but only the Fund’s property allocable to the applicable Class(es) shall be bound.

12. This Plan only relates to those Classes stated on Schedule A hereto and the fees determined in accordance with Paragraph 1 hereof shall be based upon the average monthly net assets of the Fund attributable to the applicable Class.

IN WITNESS WHEREOF, the Fund and the Distributor have executed this Plan as of the day and year set forth below.

Adopted: September 16, 2025

SCHEDULE A

Effective as of [_______], 2025

1. Class A-1: Shareholders of Class A-1 shares shall pay a fee at the annual rate of 0.50% of the Fund’s average monthly net assets attributable to Class A-1 shares, 0.25% of which shall be a “shareholder service fee.” Such fee shall be calculated and accrued monthly (before repurchases of any Class A-1 shares).

2. Class A-2: Shareholders of Class A-2 shares shall pay a fee at the annual rate of 0.50% of the Fund’s average monthly net assets attributable to Class A-2 shares, 0.25% of which shall be a “shareholder service fee.” Such fee shall be calculated and accrued monthly (before repurchases of any Class A-2 shares).

3. Class I – Shareholders of Class I shares will not be subject to a fee under this Plan.

Sch. A-1